Exhibit 99.1
[GRAPHIC OMITTED]

            Contact:
            Robert J. Hugin                           Brian P. Gill
            Senior VP and CFO                         Director of PR/IR
            Celgene Corporation                       Celgene Corporation
            (908) 673-9102                            (908) 673-9530


                  CELGENE CORPORATION REPORTS RECORD OPERATING
                        PERFORMANCE AND KEY CLINICAL AND
                               REGULATORY PROGRESS

RECORD SECOND QUARTER REVENUE AND PROFITS:

o    TOTAL REVENUE INCREASED 66 PERCENT YEAR-OVER-YEAR

o    NET OPERATING PROFITS INCREASED MORE THAN 300 PERCENT YEAR-OVER-YEAR

o    EARNINGS PER DILUTED SHARE MORE THAN DOUBLED YEAR-OVER-YEAR

o    COMPANY AFFIRMS 2005 FINANCIAL TARGETS

REVLIMID(R),  THALOMID(R)  AND FOCALIN XR(TM)  CLINICAL AND REGULATORY  PROGRAMS
ADVANCED:

o FDA GRANTED PRIORITY REVIEW FOR REVLIMID NDA FOR TREATMENT OF LOW AND INTERMEDIATE RISK MDS WITH DELETION 5q CHROMOSOMAL ABNORMALITY; PDUFA DATE OCTOBER 7, 2005

o FDA GRANTED APPROVAL TO MARKET FOCALIN XR FOR THE TREATMENT OF ADHD IN ADULTS, ADOLESCENTS AND CHILDREN; NOVARTIS INITIATING PRODUCT LAUNCH

o CELGENE COMPLETED AND SUBMITTED ITS RESPONSE TO THE FDA APPROVABLE LETTER FOR ITS THALOMID sNDA FOR MULTIPLE MYELOMA

o REVLIMID PHASE III STUDY IN LOW AND INTERMEDIATE RISK MDS PATIENTS WITH DELETION 5q CHROMOSOMAL ABNORMALITY INITIATED IN EUROPE

SECOND QUARTER HIGHLIGHTS:

o TOTAL REVENUE FOR THE SECOND QUARTER REACHED A RECORD $145.7 MILLION WITH PRODUCT SALES INCREASING APPROXIMATELY 34% YEAR-OVER-YEAR

o REVLIMID PHASE III STUDIES REPORTED SIGNIFICANT IMPROVEMENT IN TIME TO DISEASE PROGRESSION IN PREVIOUSLY TREATED MULTIPLE MYELOMA PATIENTS WERE PRESENTED AT ASCO 2005 SCIENTIFIC SESSION, THE 10TH INTERNATIONAL MULTIPLE MYELOMA WORKSHOP AND THE 10TH CONGRESS OF THE EUROPEAN HEMATOLOGY ASSOCIATION

o    CLINICAL DATA  EVALUATING  REVLIMID(R)  IN MDS WERE  PRESENTED AT ASCO 2005
     PLENARY  SESSION,  THE  8TH  INTERNATIONAL   SYMPOSIUM  OF  MYELODYSPLASTIC
     SYNDROMES AND THE 10TH CONGRESS OF THE EUROPEAN HEMATOLOGY ASSOCIATION

SUMMIT, NJ - (JULY 28, 2005) - CELGENE CORPORATION (NASDAQ: CELG) announced adjusted earnings per diluted share of $0.17 for the quarter ended June 30, 2005, driven by record product sales. On a reported basis, under U.S. Generally Accepted Accounting Principles (GAAP), Celgene reported net income of $10.8 million, or earnings per diluted share of $0.06 in the second quarter of 2005 compared to net income of $2.6 million, or earnings of $0.02 per diluted share in the second quarter of the prior year. Total revenue for the second quarter, including a $20 million milestone payment for the NDA approval of FOCALIN XR(TM), increased 66.0% to $145.7 million from $87.7 million for the prior-year quarter. THALOMID(R) net sales in the second quarter of 2005 increased 26.6% to $94.4 million from $74.6 million in the second quarter of 2004. Celgene posted second quarter adjusted net income of $30.5 million, or adjusted earnings of $0.17 per diluted share compared to adjusted net income of $12.4 million or adjusted earnings of $0.07 per diluted share in the second quarter of last year.

For the six-month period, total revenue reached a record $258.1 million, an increase of 51.3% over the same period in 2004. THALOMID sales for the six-month period were $182.8 million compared to $143.8 million in 2004, an increase of 27.2% year-over-year. Celgene posted adjusted net income of $49.6 million or adjusted earnings of $0.27 per diluted share, during the six-month period, compared to adjusted net income of $21.0 million or adjusted earnings of $0.12 per diluted share in the comparable 2004 period. During the six-month period on a reported basis, Celgene announced GAAP net income of $59.0 million or earnings of $0.32 per diluted share, compared to GAAP net income of $11.5 million or earnings of $0.07 per diluted share in the first six-months of last year.

Adjusted net income and per share amounts for the six-month period ended June 30, 2005, eliminate the effects of first and second quarter charges for accelerated depreciation expense related to the Company's corporate headquarters relocation. Adjusted net income and per share amounts for the six-month period ended June 30, 2005 and 2004, eliminate the effects of first and second quarter charges recorded for changes in the estimated value of the Company's investment in EntreMed, Inc. warrants, charges associated with the write-down of in-process research and development costs resulting from our purchase of EntreMed shares of common stock in connection with the exercise of our warrants and our subsequent share of equity losses in EntreMed. Adjusted net income and per share amounts for the six-month period ended June 30, 2005, also adjusts the income tax provision to a projected cash tax rate of 28 percent including the reversal of a tax benefit recognized in the first quarter of 2005 associated with the recognition of net deferred tax assets which were previously reserved. (Attached to the press release is a table that reconciles GAAP and adjusted amounts)

Adjusted or Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during and after certain items that would not otherwise be apparent on a GAAP basis because certain unusual or non-recurring items that do not affect the Company's basic operations also do not meet the GAAP definition of unusual non-recurring items. Adjusted earnings are not, and should not be, viewed as a substitute for GAAP net income. Our definition of adjusted earnings may differ from others.

To support clinical development and to advance U.S. and European regulatory filings, Celgene increased R&D expenditures in REVLIMID(R) Phase II and Phase III regulatory programs in myelodysplastic syndromes, and pivotal Phase III SPA trials for multiple myeloma. Celgene incurred R&D expenses of $49.0 million in the second quarter of 2005, representing an increase of 26.9% compared to the year ago quarter. These R&D expenditures continue to support ongoing clinical progress in multiple proprietary development programs.

As of June 30, 2005, Celgene reported $723.7 million in cash and marketable securities, an increase of $22 million versus the prior quarter.

"We are very pleased with both the strong operating performance and the significant clinical and regulatory advances achieved with REVLIMID this quarter." said John W. Jackson, Chairman and Chief Executive Officer of Celgene Corporation. "These results position us to meet or exceed key operating and strategic objectives for the year."

2005 SECOND QUARTER COMPANY HIGHLIGHTS:

CLINICAL AND REGULATORY ACHIEVEMENTS:

o REVLIMID NDA was granted a Priority Review designation with a Prescription Drug User Fee Act (PDUFA) date of October 7, 2005. Celgene is seeking approval to market REVLIMID as a targeted treatment for transfusion-dependent patients with low and intermediate risk myelodysplastic syndromes (MDS) with deletion 5q chromosomal abnormality. It is the expectation of the Company that the application will be reviewed at an Oncology Drug Advisory Committee meeting in September 2005.

o FOCALIN XR(TM) was granted FDA approval for the treatment of Attention-Deficit/Hyperactivity Disorder (ADHD) in adults, adolescents and children. The approval of FOCALIN XR for the treatment of ADHD was based on efficacy and safety data from clinical trials involving approximately 320 adults, adolescents and children diagnosed with ADHD.

o At an ASCO Plenary Session, updated REVLIMID clinical data were presented from a Phase II multi-center trial (MDS-003) evaluating REVLIMID in the treatment of low and intermediate risk MDS patients with deletion 5q chromosomal abnormality. The study achieved its primary endpoint, and reported positive clinical results with 66% of transfusion-dependent MDS patients becoming transfusion independent with median hemoglobin increase of 5.3g/dl, on an intent-to-treat basis. The study also reported that myelosuppression is common and manageable with treatment interruption and dose adjustment.

o At an ASCO Scientific Symposium, updated REVLIMID clinical data were presented from Pivotal Phase III Special Protocol Assessment trials using REVLIMID in the treatment of previously treated patients with relapsed or refractory multiple myeloma. The studies showed overwhelmingly positive statistically significant difference in median TTP, the primary endpoint of the two trials. In both trials, side effects were well characterized and manageable; the combination of REVLIMID(R) and dexamethasone appeared to be well tolerated.

o    At ASCO,  clinical  results  were  presented  on REVLIMID as an  innovative approach for treating patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Dr. Chanan-Khan of the Roswell Park Cancer Institute, Buffalo, New York reported that twelve out of fourteen relapsed or refractory CLL patients responded to treatment with REVLIMID experiencing a median decrease of 61% in absolute lymphocyte count, a measure of tumor burden. One patient achieved complete response, two patients achieved partial response and nine patients achieved stable disease. Progressive disease had not been observed in any patient.

o At the 10th Congress of the European Hematology Association, updated REVLIMID clinical data were presented from a Phase II multi-center trial (MDS-002) evaluating REVLIMID in patients with low and intermediate risk
     MDS. The study reported 51% of eligible low and intermediate risk transfusion dependent MDS patients without deletion 5q chromosomal abnormality achieved hematologic improvement, with 33% achieving transfusion independence; Transfusion independence was maintained for a median of 43 weeks, and median hemoglobin increased 3.3 g/dl from a baseline of 8.0 g/dl in responders, on an intent-to-treat basis. The study reported that myelosuppression is common and manageable with treatment interruption and dose adjustment.

WEBCAST

Celgene will host a conference call to discuss the results and achievements of its Second quarter 2005 operating and financial performance on July 28, 2005 at 9:00 a.m. EDT. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon EDT July 28, 2005 until midnight EDT August 5, 2005. To access the replay, dial 1-800-642-1687 and enter Reservation Number 7896018.

ABOUT CELGENE

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WHICH ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, DELAYS, UNCERTAINTIES AND OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE RESULTS OF CURRENT OR PENDING RESEARCH AND DEVELOPMENT ACTIVITIES, ACTIONS BY THE FDA AND OTHER REGULATORY AUTHORITIES, AND OTHER FACTORS DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION SUCH AS OUR 10-K, 10-Q AND 8-K REPORTS.

                                       # # #

                               CELGENE CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                               THREE MONTHS ENDED
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           JUNE 30,                                   JUNE 30,
                                                            2005                                       2004
                                                GAAP     ADJUSTMENTS    "ADJUSTED"         GAAP     ADJUSTMENTS    "ADJUSTED"
                                              ---------  -----------    ----------      ---------   -----------    ----------
Net product sales                             $ 105,383   $      --      $ 105,383      $  79,010    $      --     $  79,010
Collaborative agreements and other revenue       25,721          --         25,721          2,895           --         2,895
Royalty revenue                                  14,597          --         14,597          5,848           --         5,848
                                              ---------   ---------      ---------      ---------    ---------     ---------
    Total revenue                               145,701          --        145,701         87,753           --        87,753

Cost of goods sold                               18,196          --         18,196         14,094           --        14,094
Research and development                         49,028          --         49,028         38,638           --        38,638
Selling, general and administrative              41,367      (1,028) (1)    40,339         25,722                     25,722
                                              ---------   ---------      ---------      ---------    ---------     ---------
    Total costs and expenses                    108,591      (1,028)       107,563         78,454           --        78,454
                                              ---------   ---------      ---------      ---------    ---------     ---------
Operating income                                 37,110       1,028         38,138          9,299           --         9,299

Equity in losses of associated company              640        (640) (2)        --             --           --            --
Interest and other income (expense), net          4,343                      4,343         (5,548)       9,849 (3)     4,301
                                              ---------   ---------      ---------      ---------    ---------     ---------
Income before taxes                              40,813       1,668         42,481          3,751        9,849        13,600

Income tax provision (benefit)                   29,968     (18,073) (4)    11,895          1,156           27 (4)     1,183
                                              ---------   ---------      ---------      ---------    ---------     ---------
Net income                                    $  10,845   $  19,741         30,586      $   2,595    $   9,822        12,417
                                              =========   =========      =========      =========    =========     =========

PER COMMON SHARE - BASIC AND DILUTED

Net income - basic                            $    0.06   $    0.12      $    0.18      $    0.02    $    0.06     $    0.08
                                              =========   =========      =========      =========    =========     =========
Net income - diluted                          $    0.06   $    0.11      $    0.17      $    0.02    $    0.05     $    0.07
                                              =========   =========      =========      =========    =========     =========
Weighted average shares outstanding-basic       167,141     167,141        167,141        163,674      163,674       163,674
                                              =========   =========      =========      =========    =========     =========
Weighted average shares outstanding-diluted     176,011     192,523        192,523 (5)    176,854      176,854       176,854
                                              =========   =========      =========      =========    =========     =========


CELGENE CORPORATION
NOTES TO RECONCILIATION OF GAAP EARNINGS TO "ADJUSTED" EARNINGS
THREE MONTHS ENDED JUNE 30, 2005 AND 2004
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) To exclude accelerated depreciation expense related to the relocation of the Company's corporate headquarters.

(2)  To exclude the Company's share of equity losses in EntreMed, Inc.

(3) To exclude the charge recorded for changes in the estimated value of the Company's investment in EntreMed, Inc. warrants.

(4) To adjust the income tax provision to a projected cash tax rate of 28.0% and 8.7% in 2005 and 2004, respectively. The projected cash tax rate differs from the GAAP provision due primarily to (i) the use of net operating losses that arose from employee stock option deductions that reduce cash taxes, but not the tax provision, (ii) the exercise of employee stock options in the current year that reduce cash taxes, but not the tax provision, and (iii) the payment in the current year of prior year taxes, that increase cash taxes, but not the tax provision.

(5) For the three-month period ended June 30, 2005, the Company's convertible debt was anti-dilutive on a GAAP basis but dilutive on an adjusted basis. Accordingly, the weighted-average shares used to compute the adjusted diluted earnings includAes the additional common shares assuming conversion of the convertible debt.

                               CELGENE CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                SIX MONTHS ENDED
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           June 30,                                   June 30,
                                                            2005                                        2004
                                                GAAP     Adjustments     "Adjusted"       GAAP      Adjustments    "Adjusted"
                                              ---------  -----------     ----------     ---------   -----------    ----------
Net product sales                             $ 203,028   $      --      $ 203,028      $ 155,130    $      --     $ 155,130
Collaborative agreements and other revenue       30,950          --         30,950          5,028           --         5,028
Royalty revenue                                  24,119          --         24,119         10,468           --        10,468
                                              ---------   ---------      ---------      ---------    ---------     ---------
    Total revenue                               258,097          --        258,097        170,626           --       170,626

Cost of goods sold                               30,800          --         30,800         28,489           --        28,489
Research and development                         89,065          --         89,065         76,366           --        76,366
Selling, general and administrative              79,173      (2,244) (1)    76,929         51,658           --        51,658
                                              ---------   ---------      ---------      ---------    ---------     ---------
    Total costs and expenses                    199,038      (2,244)       196,794        156,513           --       156,513
                                              ---------   ---------      ---------      ---------    ---------     ---------

Operating income                                 59,059       2,244         61,303         14,113           --        14,113

Equity in losses of associated company            4,995      (4,995) (2)        --             --           --            --
Interest and other income (expense), net            791       6,875  (3)     7,666           (647)       9,555 (3)     8,908
                                              ---------   ---------      ---------      ---------    ---------     ---------
Income before taxes                              54,855      14,114         68,969         13,466        9,555        23,021

Income tax provision (benefit)                   (4,204)     23,515  (4)    19,311          1,957           46 (4)     2,003
                                              ---------   ---------      ---------      ---------    ---------     ---------
Net income                                    $  59,059   $  (9,401)        49,658      $  11,509    $   9,509        21,018
                                              =========   =========      =========      =========    =========     =========

PER COMMON SHARE - BASIC AND DILUTED

Net income - basic                            $    0.35   $   (0.05)     $    0.30      $    0.07    $    0.06     $    0.13
                                              =========   =========      =========      =========    =========     =========
Net income - diluted                          $    0.32   $   (0.05)     $    0.27      $    0.07    $    0.05     $    0.12
                                              =========   =========      =========      =========    =========     =========
Weighted average shares outstanding-basic       166,381     166,381        166,381        163,312      163,312       163,312
                                              =========   =========      =========      =========    =========     =========
Weighted average shares outstanding-diluted     191,222     191,222        191,222        175,783      175,783       175,783
                                              =========   =========      =========      =========    =========     =========




CELGENE CORPORATION
NOTES TO RECONCILIATION OF GAAP EARNINGS TO "ADJUSTED" EARNINGS
SIX MONTHS ENDED JUNE 30, 2005 AND 2004
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER share data)

(1) To exclude accelerated depreciation expense related to the relocation of the Company's corporate headquarters.

(2)  To exclude the Company's share of equity losses in EntreMed, Inc.

(3) To exclude the charge recorded for changes in the estimated value of the Company's investment in EntreMed, Inc. warrants.

(4) To adjust the income tax provision to a projected cash tax rate of 28.0% and 8.7% in 2005 and 2004, respectively. The projected cash tax rate differs from the GAAP provision due primarily to (i) The recognition of deferred tax assets in the first quarter of 2005 that decrease the tax provision but not cash taxes (ii) the use of net operating losses that arose from employee stock option deductions that reduce cash taxes, but not the tax provision, (iii) the exercise of employee stock options in the current year that reduce cash taxes, but not the tax provision, and (iv) the payment in the current year of prior year taxes, that increase cash taxes, but not the tax provision.

CELGENE CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             June 30,               December 31,
                                               2005                     2004
                                          -------------            -------------
Cash, cash equivalents & marketable
   securities                             $   723,733                $   748,537
Total assets                                1,153,066                  1,107,293
Convertible notes                             400,000                    400,000
Stockholders' equity                          560,670                    477,444